CUSIP No. 885160101	Page 1 of 2 Pages

EXHIBIT C

ESTATE OF WADE F. B. THOMPSON

TO THE THOMPSON FAMILY FOUNDATION, INC.

TRANSFER AGREEMENT

This Transfer Agreement (this “Agreement”) is made as of the 19 day of June, 2012 by and among Angela E. Thompson and Alan Siegel, as Executors of the Estate of Wade F. B. Thompson, (the “Original Holder”), Alan Siegel, as trustee of the Trust Fund under Article THIRD of the Wade F. B. Thompson Revocable Trust, (the “Intermediate Holder”) and The Thompson Family Foundation, Inc. (the “Final Holder”).

WHEREAS:

1. Pursuant to an Assignment Agreement dated as of the date hereof by and between the Original Holder and the Intermediate Holder (the “First Assignment”), the Original Holder assigned and transferred to the Intermediate Holder all of the Original Holder’s right, title and interest in and to certain assets identified on Schedule A of the First Assignment; and pursuant to a subsequent Assignment Agreement dated as of the date hereof by and between the Intermediate Holder and the Final Holder (the “Second Assignment”), the Intermediate Holder assigned and transferred to the Final Holder all of the Intermediate Holder’s right, title and interest in and to certain assets identified on Schedule A of the Second Assignment (the “Transferred Assets”) which, pursuant to the First Assignment, had been assigned and transferred to the Intermediate Holder.

2. For the sake of administrative convenience and efficiency, and in order to avoid multiple re-titling of the Transferred Assets, the Intermediate Holder wishes and has requested the Original Holder to transfer legal title to the Transferred Assets directly to the Final Holder on behalf of the Intermediate Holder, and the Original Holder is willing to undertake such transfer.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto intending to be legally bound hereby agree as follows:

1. In furtherance of the First Assignment and the Second Assignment, the Intermediate Holder hereby instructs the Original Holder, and the Original Holder hereby agrees, to transfer legal title to the Transferred Assets directly to the Final Holder on behalf of the Intermediate Holder as soon as practicable.

2. The parties hereto agree to execute and deliver any additional instruments and take such further steps as may be required to carry out the intent of this Agreement.

3. This Agreement, and the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and assigns.

4. This Agreement shall be interpreted in accordance with the laws of the State of New York applicable to agreements executed and wholly performed therein.

5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document. Any counterpart may be delivered by facsimile or electronically pursuant to a .pdf formatted file.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ORIGINAL HOLDER:

ESTATE OF WADE F. B. THOMPSON

/s/ Angela E. Thompson Angela E. Thompson, Executor

/s/ Alan Siegel Alan Siegel, Executor

INTERMEDIATE HOLDER:

TRUST FUND UNDER ARTICLE THIRD OF THE WADE F. B. THOMPSON REVOCABLE TRUST

/s/ Alan Siegel Alan Siegel, Trustee

FINAL HOLDER:

THE THOMPSON FAMILY FOUNDATION, INC.

/s/ Alan Siegel By: Alan Siegel Title: Director

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